SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Fidelity Money Market Trust
(Name of Registrant as Specified In Its Charter)

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Nancy D. Prior President Fixed Income	Fidelity Management & Research Company	Fidelity Investments & Pyramid Design Logo appears here

Dear Shareholder:

We need your vote on an important matter for the Fidelity Retirement Money Market Portfolio.

Our records indicate that you are a shareholder of the fund and have not yet voted.

LOOKING OUT FOR YOUR BEST INTERESTS

We have spent significant time assessing the new SEC money market rules, including the potential impact to our investors, and listening to your feedback. We know that you want access to stable NAV money market funds that will NOT be subject to liquidity fees or redemption gates.

Thus, I am asking you to support the proposal to approve changes to the fund's fundamental concentration policy that would enable the fund to operate as a government money market fund. By voting your shares, you will aide in allowing all Retirement Money Market Portfolio shareholders to continue using the fund as they do today.

VOTING PARTICIPATION IS ESSENTIAL

Please understand that your vote is essential and without your participation, we will have a difficult time achieving the votes required. We believe that one of your key rights as a shareholder is the right to vote the shares of the fund in which you invest. Please take the opportunity today to exercise your voting rights.

PLEASE CAST YOUR VOTE TODAY

You can vote online, by telephone or by signing and mailing the enclosed proxy card in the return envelope provided. Please follow the voting instructions on the proxy card. Please cast your vote now, so that it is received before the adjourned meeting date of October 5, 2015.

If you have any questions, please call our proxy solicitor, DF King at 1-800-848-3155. Representatives are available weekdays between the hours of 8:00AM and 10:00PM, Eastern and Saturdays between the hours of 10:00AM and 5:00PM, Eastern.

I appreciate and value your investment with Fidelity. Thank you in advance for your timely consideration of this matter.

Sincerely,

/s/Nancy D. Prior

Nancy D. Prior